AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COBIZ FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0826324 (I.R.S. Employer Identification No.)

821 Seventeenth Street

Denver, Colorado  80202

(303) 293-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Bangert

Chairman of the Board and Chief Executive Officer

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado  80202

(303) 293-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey R. Kesselman, Esq.

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado  80202

(303) 297-2900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value	64,450		$1,000	(1)	$64,450,000	(1)	$2,532.89
Warrant to Purchase Common Stock, and underlying shares of Common Stock, $0.01 par value	895,968	(2)	$10.79	(3)	$9,667,495	(3)	$379.93
Total:					$74,117,495		$2,912.82
(1)	Calculated in accordance with Rule 457(a).

(2)

In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 895,968 shares of common stock with an initial per share exercise price of $10.79 per share, (b) the 895,968 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $10.79.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 27, 2009

PROSPECTUS

Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Warrant to Purchase 895,968 Shares of Common Stock

895,968 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or series B preferred stock, a warrant to purchase 895,968 shares of common stock, or the warrant, and any shares of our common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the shares of series B preferred stock, the warrant and the shares of our common stock issuable upon exercise of the warrant, collectively, as the securities.  The series B preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder or Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

Neither the series B preferred stock nor the warrant is listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the series B preferred stock on any exchange.  We do not intend to list the warrant on any exchange.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “COBZ”. On February 24, 2009, the closing price for our common stock was $5.00 per share.

You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities.

For a discussion of certain factors that should be considered before investing in our securities, you should carefully review ‘‘Risk Factors’’ beginning on page 3 and in the documents we file with the Securities and Exchange Commission that are incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  It is a crime to make any representation to the contrary.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

This prospectus is dated      , 2009.

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ABOUT THIS PROSPECTUS

References in this prospectus to “CoBiz,” “Company,” “we,” “us” or “our” refer to CoBiz Financial Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC.  By using a shelf registration statement, the selling securityholders may sell, from time to time, in one or more offerings, the securities described in this prospectus.  For further information about our business and the securities, you should refer to the registration statement and its exhibits.  The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus.  Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information About CoBiz.”

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About CoBiz” before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION ABOUT COBIZ

We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549.  You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.cobizfinancial.com.  We have included the SEC’s web address and our web address as inactive textual references only.  Except as specifically incorporated by reference in this prospectus, information on those websites are not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

We are incorporating by reference the following documents that we have previously filed with the SEC under file no. 001-15955:

•                                       our Annual Report on Form 10-K for the year ended December 31, 2007;

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•                                          our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•                                          our Current Reports on Form 8-K filed on January 7, 2008, April 4, 2008, July 25, 2008, August 6, 2008, August 22, 2008, November 7, 2008, November 14, 2008, December 16, 2008, December 23, 2008 and January 20, 2009;

•                                          portions of our Proxy Statement filed on April 15, 2008 that have been incorporated by reference into our Annual Report on Form 10-K; and

•                                          the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on June 11, 1998 under the Securities Exchange Act of 1934, or the Exchange Act, and any subsequent amendments and reports filed to update such description.

We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K which is not deemed filed and is not incorporated by reference herein.

You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado  80202

Attention:  Lyne Andrich, Executive Vice President and Chief Financial Officer

Telephone:  (303) 293-2265

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information about our company and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

CoBiz Financial Inc.

CoBiz is a financial holding company headquartered in Denver, Colorado.  The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Trust; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Our executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 293-2265.

Recent Developments

For recent developments regarding CoBiz, we refer you to our most recent and future filings under the Exchange Act and any prospectus supplements.

You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

Private Placement

On December 19, 2008, the Company entered into a Letter Agreement and related Securities Purchase Agreement—Standard Terms with the initial selling securityholder, pursuant to which the Company issued and sold (i) 64,450 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the series B preferred stock, and (ii) a warrant to purchase 895,968 shares of the Company’s common stock, $0.01 par value, for an aggregate purchase price of $9,667,495 in cash.  These securities were sold to the initial selling securityholder as part of the Capital Purchase Program, or CPP, promulgated by Treasury under the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008, or EESA.

The series B preferred stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter.  At the time of the initial issuance of the series B preferred stock, the terms of the CPP provided that the series B preferred stock could be redeemed by the Company after three years and that prior to the end of three years, the series B preferred stock could be redeemed by the Company only with proceeds from the sale of qualifying equity securities of the Company.  However, the American Recovery and Reinvestment Act of 2009, or ARRA, was signed into law on February 17, 2009.  ARRA provides that subject to consultation with the appropriate Federal banking agency (the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, in the case of the Company), a recipient of funds under the CPP may repay any funds received under the CPP, without regard to whether the financial institution has replaced such funds from any other source and without regard to any waiting period.  While Treasury has not yet issued implementing regulations, we anticipate that the terms of the series B preferred stock will be amended to provide for the new redemption rights provided for by ARRA, which would permit CoBiz, if it so elects and following consultation with the Federal Reserve Board, to redeem the series B preferred stock at any time without restriction.

The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to antidilution adjustments, equal to $10.79 per share of the common stock, provided that Treasury has agreed not to exercise the warrant for more than 447,984 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $64,450,000 and December 31, 2009.

The Company has agreed that, until such time as Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Letter Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of EESA, as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the series B preferred stock and the warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

The Offering

The selling securityholder identified later in this prospectus may offer their securities from time to time through one or more underwriters, brokers or dealers on the Nasdaq Global Select Market at market prices prevailing at the time of sale, in one or more negotiated transactions acceptable to such securityholders or in private transactions.  See “Plan of Distribution” for more information.

Use of Proceeds

We will not receive any proceeds from the sale of the securities offered by this prospectus.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks associated with investing in CoBiz, including those described below.  You should consider carefully these risk factors together with all of the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus before you decide to purchase our securities.  If any of the events described in the following risks or in the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus actually occur, our business, financial condition and operating results could be materially adversely affected, and you could lose all or part of your investment.

Risks Relating to our Business

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. economy or the U.S. banking system.

On October 3, 2008, President Bush signed into law the EESA, which, among other measures, authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under the Troubled Asset Relief Program, or TARP.  The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  Under the CPP authorized by TARP (as well as the Capital Assistance Program announced on February 25, 2009), Treasury is purchasing equity securities from participating institutions.  The series B preferred stock and warrant offered by this prospectus were issued by us to Treasury pursuant to the CPP.  The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000.  This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Federal Reserve Board, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, or FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007.  These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.  Most recently, on February 17, 2009, the American Recovery and Reinvestment Act of 2009, or ARRA, was signed into law.  ARRA, more commonly known as the economic stimulus bill or economic recovery package, is intended to stimulate the economy and provides for broad infrastructure, education and health spending.

In addition, the Internal Revenue Service, or IRS, has issued an unprecedented wave of guidance in response to the credit crisis, including a relaxation of limits on the ability of financial institutions that undergo an “ownership change” to utilize their pre-change net operating losses and net unrealized built-in losses. The relaxation of these limits may make significantly more attractive the acquisition of financial institutions whose tax basis in their loan portfolios significantly exceeds the fair market value of those portfolios.

On October 14, 2008, the FDIC announced the establishment of a temporary liquidity guarantee program to provide full deposit insurance for all non-interest bearing transaction accounts and guarantees of certain newly issued senior unsecured debt issued by FDIC-insured institutions and their holding companies. Insured institutions were automatically covered by this program from October 14, 2008 until December 5, 2008, unless they opted out prior to that date.

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA, the ARRA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Difficult conditions in the financial services markets have adversely affected the business and results of operations of the Company and we do not expect these conditions to improve in the near future.

Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. The Company has historically used federal funds purchased as a short-term liquidity source and, while the Company continues to actively use this source, further credit tightening in the market could reduce funding lines available to the Company.  This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

The Company may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. The Company has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose the Company to credit risk in the event of a default by a counterparty or client. In addition, the Company’s credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Company. Any such losses could have a material adverse affect on the Company’s financial condition and results of operations.

The securities purchase agreement between us and Treasury permits Treasury to impose additional restrictions on us retroactively.

The securities purchase agreement we entered into with Treasury permits Treasury to unilaterally amend the terms of the securities purchase agreement to comply with any changes in federal statutes after the date of its execution.  ARRA imposed additional executive compensation and expenditure limits on all current and future TARP recipients, including us, until we have repaid Treasury.  These additional restrictions may impede our ability to attract and retain qualified executive officers.  ARRA also permits TARP recipients to repay the Treasury without penalty or requirement that additional capital be raised, subject to Treasury’s consultation with our primary federal regulator while the securities purchase agreement required that, for a period of three years, the series B preferred stock could generally only be repaid if we raised additional capital to repay the securities and such capital qualified as Tier 1 capital.  Additional unilateral changes in the securities purchase agreement could have a negative impact on our financial condition and results of operations.

Changes in economic conditions may cause us to incur loan losses.

The inability of borrowers to repay loans can erode our earnings and capital.  Our loan portfolio is somewhat less diversified than that of a traditional community bank because it includes a higher concentration of larger commercial and real estate loans.  Substantially all of our loans are to businesses and individuals in the Denver and Phoenix metropolitan areas, and any further economic decline in these market areas could result in increased delinquencies, problem assets and foreclosures, reduced collateral value and reduced demand for loans and other products and services and, accordingly, could impact us adversely.

Our allowance for loan losses may not be adequate to cover actual loan losses.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment.  Credit losses are inherent in the lending business and could have a material adverse effect on our operating results.  We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors.  If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future.  In addition, although our level of delinquencies historically has been low, we have been increasing and expect to continue to increase the number and amount of loans we originate, and we cannot guarantee that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the economic conditions in Colorado and Arizona further deteriorate.  The actual amount of future provisions for loan losses cannot be determined at any specific point in time and may exceed the amounts of past provisions.  Additions to our allowance for loan losses would decrease our net income.

Our commercial and construction loans are subject to various lending risks depending on the nature of the borrower’s business, its cash flow and our collateral.

Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. Repayment of commercial real estate loans is generally dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower’s control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower’s ability to repay the loan and the value of the security for the loan may be impaired.

Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Generally, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Our construction loans are based upon estimates of costs to construct and the value associated with the completed project. These estimates may be inaccurate due to the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property making it relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

Our consumer loans generally have a higher risk of default than our other loans.

Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

A majority of our loans are secured by real estate. This concentration, coinciding with a downturn in our real estate markets, could affect our business.

In 2007 and 2008, there has been a downturn in the real estate market, a slow-down in construction and an oversupply of real estate for sale.  This downturn, and any additional softening, in our real estate markets could hurt our business because a majority of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature.  If real estate prices decline, the value of real estate collateral securing our loans could be reduced.  Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. At September 30, 2008, approximately 69% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real property collateral is located in Arizona and Colorado. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Recent supervisory guidance on commercial real estate concentrations could restrict our activities and impose financial requirements or limitations on the conduct of our business.

The Office of the Comptroller of the Currency, the Federal Reserve Board and the FDIC recently finalized joint supervisory guidance on sound risk management practices for concentrations in commercial real estate lending. The guidance is intended to help ensure that institutions pursuing a significant commercial real estate lending strategy remain healthy and profitable while continuing to serve the credit needs of their communities. The agencies are concerned that rising commercial real estate loan concentrations may expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in commercial real estate markets. The guidance reinforces and enhances existing regulations and guidelines for safe and sound real estate lending. The guidance provides supervisory criteria, including numerical indicators to assist in identifying institutions with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny. The guidance does not limit banks’ commercial real estate lending, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their commercial real estate concentrations. The lending and risk management practices will be taken into account in supervisory evaluation of capital adequacy. Our commercial real estate portfolio at September 30, 2008 meets the definition of commercial real estate concentration as set forth in the final guidelines. If our risk management practices are found to be deficient, it could result in increased reserves and capital costs.

To the extent that any of the real estate securing our loans becomes subject to environmental liabilities, the value of our collateral will be diminished.

In certain situations, under various federal, state and local environmental laws, ordinances and regulations as well as the common law, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property or damage to property or personal injury.  Such laws may impose liability whether or not the owner or operator was responsible for the presence of such hazardous or toxic substances.  Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures by one or more of our borrowers. Such laws may be amended so as to require compliance with stringent standards which could require one or more of our borrowers to make unexpected expenditures, some of which could be substantial.  Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.  One or more of our borrowers may be responsible for such costs which would diminish the value of our collateral.  The cost of defending against claims of liability, of compliance with environmental regulatory requirements or of remediating any contaminated property could be substantial and require a material portion of the cash flow of one or more of our borrowers, which would diminish the ability of any such borrowers to repay our loans.

We may experience difficulties in managing our growth.

As part of our strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings or new bank formations. We believe that it may take up to 18 months for new banking facilities to first achieve operational profitability due to the impact of overhead expenses, and the start-up phase of generating loans and deposits. To the extent that we undertake growth initiatives, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

In addition, we may acquire financial institutions and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we may not be able to adequately and profitably manage such growth. Acquiring other financial institutions and businesses involves risks commonly associated with acquisitions, including:

•                                          potential exposure to unknown or contingent liabilities of financial institutions and other businesses we acquire;

•                                          exposure to potential asset quality issues of the acquired banks or businesses;

•                                          difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

•                                          potential disruption to our business;

•                                          potential diversion of our management’s time and attention; and

•                                          the possible loss of key employees and customers of the banks and businesses we acquire.

We rely heavily on our management, and the loss of any of our senior officers may adversely affect our operations.

Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in interest rates may affect our profitability.

Our profitability is in part, a function of the spread between the interest rates earned on investments and loans, and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities structures are such that they are affected differently by a change in interest rates. As a result, an increase or decrease in interest rates, the length of loan terms or the mix of adjustable and fixed-rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. We have traditionally managed our assets and liabilities in such a way that we have a positive interest rate gap. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates.  In addition, an increase in interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their loans.

Our ability to grow is substantially dependent upon our ability to increase our deposits.

Our primary source of funding growth is through deposit accumulation. Our ability to attract deposits is significantly influenced by general economic conditions, changes in money market rates,

prevailing interest rates and competition. If we are not successful in increasing our current deposit base to a level commensurate with our funding needs, we may have to seek alternative higher cost wholesale financing sources or curtail our growth.

Our business and financial condition may be adversely affected by competition.

The banking business in the Denver and Phoenix metropolitan areas is highly competitive and is currently dominated by a number of large regional and national financial institutions. In addition to these regional and national banks, there are a number of smaller commercial banks that operate in these areas. We compete for loans and deposits with banks, savings and loan associations, finance companies, credit unions, and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies, and governmental agencies that make available low-cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

By virtue of their larger capital bases or affiliation with larger multibank holding companies, many of our competitors have substantially greater capital resources and lending limits than we have and perform other functions that we offer only through correspondents. Interstate banking and unlimited state-wide branch banking are permitted in Colorado and Arizona. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by competition, including any increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

An interruption in or breach in security of our information systems may result in a loss of customer business.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, servicing or loan origination systems.  The occurrence of any failures or interruptions could result in a loss of customer business and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be required to make capital contributions to our bank subsidiary if it becomes undercapitalized.

Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the bank’s assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to our subsidiary bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected.

We are subject to significant government regulation, and any regulatory changes may adversely affect us.

The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or shareholders. As a financial holding company, we are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our internal controls over financial reporting do not comply with the requirements of the Sarbanes-Oxley Act, our business could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal controls over financial reporting at the end of each year, and to include a management report assessing the effectiveness of our internal controls over financial reporting in all annual reports.

Management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls over financial reporting will prevent all error and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been or will be detected.  These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple errors or mistakes.  Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls.  The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions.  Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.  Misstatements due to error or fraud may occur and not be detected, because of the inherent limitations in a cost-effective control system.

Although management has determined that our internal controls over financial reporting were effective at December 31, 2007, we cannot assure you that we will not identify a material weakness in our internal controls in the future.  A material weakness in our internal controls over financial reporting would require management and our independent registered public accounting firm to evaluate our internal controls as ineffective.  If our internal controls over financial reporting are not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.

We must evaluate whether any portion of our recorded goodwill is impaired.  Impairment testing may result in a material, non-cash write-down of our goodwill assets and could have a material adverse impact on our results of operations.

At September 30, 2008, goodwill represented approximately 1.8% of our total assets. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. Under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” we must test our goodwill and other intangible assets with indefinite lives for impairment at least annually (or whenever events occur which may indicate possible impairment).  Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount, including goodwill.  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired.  If the fair value of the reporting unit is less than the carrying amount, goodwill is considered impaired.  We estimate the fair value of our reporting units using market multiples of comparable entities, including recent transactions, or a combination of market multiples and a discounted cash flow methodology.  Determining the fair value of a reporting unit requires a high degree of subjective management assumption.  Discounted cash flow valuation models are utilized that incorporate such variables as revenue growth rates, expense trends, discount rates and terminal values.  Based upon an evaluation of key data and market factors, management selects from a range the specific variables to be incorporated into the valuation model.  Any changes in key assumptions about our business and its prospects, changes in market conditions or other externalities, for impairment testing purposes could result in a non-cash impairment charge and such a charge could have a material adverse effect on our consolidated results of operations.

Our fee-based businesses are subject to quarterly and annual volatility in their revenues and earnings.

Our fee-based businesses have historically experienced, and are likely to continue to experience, quarterly and annual volatility in revenues and earnings.  With respect to our investment banking services segment, Green Manning & Bunch, the delay in the initiation or the termination of a major new client engagement, or any changes in the anticipated closing date of client transactions can directly affect revenues and earnings for a particular quarter or year.  With respect to our insurance segment, CoBiz Insurance and Financial Designs, Ltd., our revenues and earnings also can experience quarterly and annual volatility, depending on the timing of the initiation or termination of a major new client engagement.  In addition, a substantial portion of the revenues and earnings of our insurance segment are often generated during our fourth quarter as many of their clients seek to finalize their wealth transfer and estate plans by year end.  With respect to our investment advisory businesses, Alexander Capital Management Group and Wagner Investment Management, our revenues and earnings are dependent on the value of our assets under management, which in turn are heavily dependent upon general conditions in debt and equity markets.  Any significant volatility in debt or equity markets are likely to directly affect revenues and earnings of our investment advisory business for a particular quarter or year.

Risks Related to the Series B Preferred Stock

The series B preferred stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the series B preferred stock; and the series B Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the series B preferred stock are equity interests in CoBiz and do not constitute indebtedness. As such, the series B preferred stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on CoBiz with respect to assets available to satisfy claims on CoBiz, including in an unlikely liquidation of CoBiz.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the series B preferred stock, (1) dividends are payable only when, as and if authorized and declared by our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, (2) as a Colorado corporation, we may only pay dividends on the series B preferred stock if following such payment, we will be able to pay our debts as they become due in the usual course of business, and our total assets will be greater than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the series B preferred stock; and (3) we may not pay dividends on our capital stock if we are in default on certain indebtedness or have elected to defer payments of interest on our subordinated indebtedness.

CoBiz is an entity separate and distinct from its operating subsidiaries and derives substantially all of its revenue in the form of dividends from those subsidiaries.  Accordingly, CoBiz is and will be dependent upon dividends from its subsidiaries to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the series B preferred stock and its common stock. Our subsidiaries’ ability to pay dividends is subject to its ability to earn net income and, in certain cases, to meet certain regulatory requirements (see “Description of Series B Preferred Stock – Dividends Payable on Shares of Series B Preferred Stock” for additional information).  In the event our subsidiaries are unable to pay dividends to CoBiz, CoBiz may not be able to pay dividends on the series B preferred stock.  Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  In addition, the series B preferred stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the series B preferred stock or to which the series B preferred stock will be structurally subordinated.

There is no active trading market for the series B preferred stock and such a market may not develop.

The series B preferred stock is not currently listed on any securities exchange and we do not anticipate listing the series B preferred stock on an exchange unless we are requested to do so by Treasury pursuant to the securities purchase agreement between us and Treasury.  There can be no assurance that an active trading market for the series B preferred stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the series B preferred stock may be adversely affected.

The series B preferred stock may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the shares of series B preferred stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the series B preferred stock.  The terms of any such future preferred stock expressly senior to the series B preferred stock may restrict dividend payments on the series B preferred stock.  For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the series B preferred stock have been paid for the relevant periods, no dividends will be paid on the series B preferred stock, and no shares of the series B preferred stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the series B preferred stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding–up, the terms of the senior preferred stock may prohibit us from making payments on the series B preferred stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the series B preferred stock have limited voting rights.

Unless and until we are in arrears on our dividend payments on the series B preferred stock for six dividend periods, whether or not consecutive, the holders of the series B preferred stock will have no voting rights except with respect to certain fundamental changes in the terms of the series B preferred stock and certain other matters and except as may be required by Colorado law.  If dividends on the preferred stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on our board of directors will automatically increase by two and the holders of the series B preferred stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions.

This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods.  Based on the current number of members of our board of directors (13), directors elected by the holders of the common stock would have a controlling majority of the board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the series B preferred stock.

If we are unable to redeem the series B preferred stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the series B preferred stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum (see “Description of Series B Preferred Stock – Dividends Payable on Shares of Series B Preferred Stock” for additional information).  Depending on our financial condition at the time, this increase in the annual dividend rate on the series B preferred stock could have a material negative effect on our liquidity.

Risks Related to Our Common Stock

Our common stock is not insured and you could lose the value of your entire investment.

An investment in shares of our common stock is not a deposit and is not insured against loss by the government.

Our directors and executive officers control a substantial percentage of our common stock and therefore have the ability to exercise substantial influence over our affairs.

As of December 31, 2008, our directors and executive officers beneficially owned approximately 4,350,760 shares, or approximately 18.61% of our outstanding common stock.  Because of the large percentage of common stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders.

We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock.

We are currently authorized to issue up to 50,000,000 shares of common stock of which 23,403,587 shares were outstanding as of February 24, 2009 and up to 2,000,000 shares of preferred stock of which 64,450 shares are outstanding as of the date hereof.  Our board of directors has authority, without action or vote of the shareholders (except for approval rights of series B preferred stockholders, in certain circumstances), to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock.  These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders.  Any such issuance will dilute the percentage ownership interest of shareholders and may further dilute the book value of our common stock.

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of the series B preferred stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) pay a quarterly cash dividend on our common stock greater than $0.07 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the series B preferred stock or trust preferred securities (see “Description of Series B Preferred Stock — Priority of Dividends” for additional information).  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the series B preferred stock. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.  Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.

The series B preferred stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared and the accretion of the discount on the series B preferred stock will reduce the net income available to common stockholders and our earnings per common share.  The series B preferred stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of CoBiz.  Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the series B preferred stock is exercised. The shares of common stock underlying the warrant represent approximately 3.7% of the shares of our common stock outstanding as of February 24, 2009.  Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.   In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “except”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months ended, September	Year ended December 31,
	30, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges:
Excluding interest on deposits	2.13	2.54	2.39	3.00	3.98	4.71
Including interest on deposits	1.35	1.52	1.61	1.92	2.47	2.30

For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before taxes, minority interests and equity in undistributed earnings of unconsolidated subsidiaries, plus fixed charges.  Fixed charges include all interest expense (excluding interest on deposits), one-third of rental expense (which represents an appropriate interest factor), junior subordinated debentures expense and amortization of debt issuance costs.  These ratios are presented both including and excluding interest on deposits.

Other than the series B preferred stock, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented.  Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

For additional information regarding the calculation of the ratio of earnings to fixed charges, please see Exhibit 12 to the registration statement of which this prospectus is a part.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the series B preferred stock that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, including the certificate of designations with respect to the series B preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our articles of incorporation, as amended, we have authority to issue up to 2.0 million shares of preferred stock, par value $0.01 per share.  Of such number of shares of preferred stock authorized, 64,450 shares have been designated as series B preferred stock, all of which shares of series B preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act of 1933, or the Securities Act.  No other shares of preferred stock are issued and outstanding as of the date hereof.

Dividends Payable on Shares of Series B preferred stock

Holders of shares of series B preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series B preferred stock with respect to each dividend period from December 19, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of shares of series B preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series B preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the series B preferred stock are payable to holders of record of shares of series B preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series B preferred stock, we are required to provide written notice to the holders of shares of series B preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

In addition, we are subject to Colorado state laws relating to the payment of dividends.  We depend, in part, on dividends, distributions and other payments from our banking subsidiary, CoBiz Bank, to fund dividend payments on our common and preferred stock.  The approval of the Colorado Division of Banking is required prior to the declaration of any dividend by CoBiz Bank if the total of all dividends declared by CoBiz Bank in any calendar year exceeds the total of its net profits of that year combined with the retained net profits for the preceding two years.

Dividends on our capital stock (common and preferred stock) are prohibited under the terms of our junior subordinated debenture agreements if we are in continuous default on our payment obligations to the capital trusts, have elected to defer interest payments on the debentures or extend the interest payment period.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the series B preferred stock will rank:

•                                          senior to our common stock and all other equity securities designated as ranking junior to the series B preferred stock; and

•                                          at least equally with all other equity securities designated as ranking on a parity with the series B preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Company.

So long as any shares of series B preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Company’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series B preferred stock for all prior dividend periods, other than:

•                                          purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•                                          purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•                                          purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by the Company of our stock that is underwritten by the related broker-dealer subsidiary;

•                                          any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•                                          acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian; and

•                                          the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19,

2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of series B preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series B preferred stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series B preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series B preferred stock), with respect to the series B preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series B preferred stock from time to time out of any funds legally available for such payment, and the series B preferred stock shall not be entitled to participate in any such dividend.

Redemption

At the time of the initial issuance of the series B preferred stock, the terms of the CPP provided that the series B preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $16,112,500, which equals 25% of the aggregate liquidation amount of the series B preferred stock on the date of issuance.  In such a case, the original terms of the CPP provided that we could redeem the series B preferred stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.  A “qualified equity offering” was defined as a sale and issuance for cash by us, to persons other than the Company or its subsidiaries after December 19, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified equity offerings would not include issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

Under the original terms of the CPP, after February 15, 2012, the series B preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

However ARRA was signed into law on February 17, 2009.  ARRA provides that subject to consultation with the appropriate Federal banking agency (the Federal Reserve Board in the case of CoBiz), a recipient of funds under the CPP may repay any funds received under the CPP, without regard to whether the financial institution has replaced such funds from any other source and without regard to any waiting period.  While Treasury has not yet issued implementing regulations, we anticipate that the terms of the series B preferred stock will be amended to provide for the new redemption rights provided for by ARRA, which would permit CoBiz, if it so elects and following consultation with the Federal Reserve Board, to redeem the series B preferred stock at any time without restriction.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The series B preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series B preferred stock have no right to require the redemption or repurchase of the series B preferred stock. Our board of directors, or a duly authorized committee of the board of directors, have full power and authority to prescribe the terms and conditions upon which the series B preferred stock will be redeemed from time to time, subject to the provisions of the certificate of designations for the series B preferred stock.

If fewer than all of the outstanding shares of series B preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series B preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors, or a committee of the board of directors, may determine to be fair and equitable.

We will mail notice of any redemption of series B preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series B preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series B preferred stock designated for redemption will not affect the redemption of any other series B preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series B preferred stock are to be redeemed, and the number of shares of series B preferred stock to be redeemed (and, if less than all shares of series B preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of series B preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series B preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series B preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series B preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of series B preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series B preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series B preferred stock has been paid in full to all holders of series B preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series B preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series B preferred stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series B preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series B preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Upon payment in full of all accrued and unpaid dividends, the right to elect preferred stock directors will terminate, subject to revesting in the event that dividends on the series B preferred are not paid for an aggregate of six quarterly dividend payments. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of series B preferred stock and voting parity stock to vote for preferred stock directors, the individuals serving as preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of preferred stock directors that the holders of series B preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series B preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares series B preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of series B preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•                                          any amendment or alteration of the amended and restated certificate of designations for the series B preferred stock or our articles of incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series B preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of the Company;

•                                          any amendment, alteration or repeal of any provision of the certificate of designations for the series B preferred stock or our articles of incorporation, as amended, so as to adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock; or

•                                          any consummation of a binding share exchange or reclassification involving the series B preferred stock or of a merger or consolidation of the Company with another entity, unless the shares of series B preferred stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series B preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series B preferred stock, taken as a whole.

To the extent of the voting rights of the series B preferred stock, each holder of series B preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series B preferred stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series B preferred stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 895,968 shares of our common stock.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $64,450,000, which is equal to 100% of the aggregate liquidation preference of the series B preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 447,984.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $10.79 per share of common stock for which the warrant may be exercised.  The warrant may be exercised at any time on or before December 19, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.

The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to antidilution adjustments, equal to $10.79 per share of common stock, provided that Treasury has agreed not to exercise the warrant for more than 447,984 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $64,450,000 and December 31, 2009.  The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Select Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 447,984 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $64,450,000 and December 31, 2009.  The warrant, and all rights under the warrant, are otherwise transferable.  Pursuant to the amendments made in ARRA, Treasury is required to liquidate all of the warrants if CoBiz exercises the new redemption rights with respect to the series B preferred stock that are contemplated by ARRA (see “— Description of Series B Preferred Stock — Redemption” above for additional information).

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•                                          as consideration for or to fund the acquisition of businesses and/or related assets;

•                                          in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•                                          in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•                                          in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General.  The following description summarizes the material provisions of our common stock.  This description is not complete, and is qualified in its entirety by reference to the provisions of our Amended and Restated Articles of Incorporation, or the articles, and our Amended and Restated Bylaws, or the bylaws, as well as the Colorado Business Corporation Act, or the Act.  Our articles and bylaws are, and any amendments to them will be, incorporated by reference in the registration statement of which this prospectus is a part.

Authorized and Outstanding Shares.  We have authorized 50,000,000 shares of common stock, $.01 par value per share, of which 23,403,587 shares were issued and outstanding as of February 24, 2009.

Market.  Our common stock is traded on the Nasdaq Global Select Market under the symbol “COBZ”.  All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, validly issued, fully paid and nonassessable.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote; shareholders may not cumulate votes for the election of directors.

Dividends.  Subject to the preferences accorded to the holders of outstanding shares of our preferred stock, if any, holders of common stock are entitled to dividends at such times and in such amounts as our board of directors may determine.  The payment of dividends is subject to limitations imposed by the Act.  Our ability to pay cash dividends in the future largely depends on the amount of cash dividends paid to us by the bank and our other operating subsidiaries. Capital distributions, including dividends, by the bank are subject to federal and state regulatory restrictions tied to the bank’s earnings and capital.

Liquidation; Dissolution.  In the event we dissolve, liquidate or wind-up, after payment of     debts and expenses and payment of the liquidation preference, plus any accrued dividends on any outstanding shares of our preferred stock, the holders of common stock will be entitled to receive all of our remaining assets ratably in proportion to the number of shares held by them.

Preemptive Rights.  Holders of shares of  our common stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments, or rights of redemption.

Transfer Agent.  The Transfer Agent and Registrar for our Common Stock is Computershare Investor Services.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•                                          on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•                                          in the over-the-counter market;

•                                          in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•                                          through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series B preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Neither the series B preferred stock nor the warrant is listed on an exchange. Unless requested by the initial selling securityholder, we do not intend to list the series B preferred stock on any exchange. We do not intend to list the warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the series B preferred stock or warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 19, 2008, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•                                          64,450 shares of series B preferred stock, representing beneficial ownership of 100% of the shares of series B preferred stock outstanding on the date of this prospectus;

•                                          a warrant to purchase 895,968 shares of our common stock, representing beneficial ownership of approximately 3.7% of our common stock as of February 24, 2009; and

•                                          895,968 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 3.7% of our common stock as of February 24, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the series B preferred stock, the warrant and the common stock offered hereby will be passed upon for us by Sherman & Howard L.L.C., Denver, Colorado.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of CoBiz’s  internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimated, except the SEC filing fee.

SEC filing fee	$2,912.82
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous	$5,000.00

Total	$52,912.82

Item 15.  Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation, or the Articles, and our Amended and Restated Bylaws, or the Bylaws, provide that CoBiz shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law.  Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of CoBiz and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The Articles, Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

In addition to the indemnification provided for in our Articles and Bylaws, we have entered into indemnification agreements with each of our directors and executive officers.  Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for any and all liabilities and expenses arising in his or her capacity as a director, officer, employee, agent or fiduciary of ours or our subsidiaries or arising in his or her capacity as a director, officer, partner, manager, member, employee, trustee, agent or fiduciary at our request of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise.  We will not be required to provide indemnification under the indemnification agreement with respect to: (a) acts or omissions for which indemnification is prohibited under applicable law; (b) certain proceedings initiated or brought voluntarily by such director or executive officer; (c) proceedings brought by us to enforce or interpret the indemnification agreement, if a court having jurisdiction over such action determines that the material defenses raised by such director or executive officer were made in bad faith or were frivolous; (d) liabilities or expenses arising from violations of the provisions of Section 16(b) of the Securities Exchange Act of 1934; and (e) liabilities or expenses resulting from an administrative or civil enforcement action commenced by a federal banking agency to the extent prohibited by applicable laws or regulations of such agency.

We are also required under the indemnification agreement to advance any expenses incurred by a director or executive officer in connection with a proceeding, provided that he or she provides a written affirmation of such person’s good faith belief that he or she has met any applicable standard of conduct required under applicable law, he or she provides an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us and we determine that the facts then known would not preclude indemnification.  If the indemnification provided for in the indemnification agreements is not legally available for any reason, we are obligated to contribute to the payment of liabilities and expenses incurred by the director or executive officer in such proportion as is appropriate to reflect the relative benefits to the director or executive officer from the action in question or, if that allocation is not permissible, the relative fault of us and the director or executive officer.

In addition, the Articles provide that, to the full extent now or hereafter permitted by Colorado law, CoBiz’s directors will not be liable for monetary damages for breach of their fiduciary duty of care to CoBiz and its shareholders.  This provision in the Articles does not eliminate the directors’ fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law.  Each director will continue to be subject to liability for breach of his or her duty of loyalty to CoBiz and its shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit.  This provision does not affect a director’s responsibilities under any other laws, such as the federal securities law or state or federal environmental laws.

CoBiz maintains director’s and officers’ liability insurance with a $20.0 million limit per year.

Item 16.  Exhibits

(a)                                  The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Reference
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2/A, as filed on May 29, 1998)
4.2	Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K, as filed on March 23, 2001)
4.3

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002)

4.4

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 8, 2005)

4.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on December 17, 2008 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

4.6	Amended and Restated Bylaws of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed on December 18, 2006)
4.7	Form of Certificate for the Series B Preferred Stock (incorporated by reference from the

Registrant’s Current Report on Form 8-K filed on December 23, 2008).
4.8	Warrant issued on December 19, 2008 to Purchase 895,968 Shares of Common Stock (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).
4.9

Letter Agreement dated December 19, 2008, including the Securities Purchase Agreement — Standard Terms incorporated by reference therein, between CoBiz Financial Inc. and the United States Department of the Treasury (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

5	Opinion of Sherman & Howard L.L.C. *
12	Computation of Ratio of Earnings to Fixed Charges *
23.1	Consent of Sherman & Howard L.L.C. (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm *
24.1	Powers of Attorney (included on the signature page of this registration statement)

*           Filed herewith.

Item 17.  Undertakings

(a)                                  CoBiz hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                  That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

 The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b)                                 CoBiz hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of CoBiz’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CoBiz pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, CoBiz has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CoBiz of expenses incurred or paid by a director, officer or controlling person of CoBiz of expenses incurred or paid by a director, officer or controlling person of CoBiz in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CoBiz will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the 27th day of February, 2009.

COBIZ FINANCIAL INC.

By	/s/ Steven Bangert
Steven Bangert, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven Bangert, Jonathan C. Lorenz, Richard J. Dalton and Lyne B. Andrich, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) and any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933 for the same offering contemplated by this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven Bangert	Chairman of the Board and Chief Executive Officer	February 27, 2009
Steven Bangert	(Principal Executive Officer)

/s/ Jonathan C. Lorenz	Vice Chairman of the Board	February 27, 2009
Jonathan C. Lorenz

/s/ Richard J. Dalton	President	February 27, 2009
Richard J. Dalton

/s/ Lyne B. Andrich	Executive Vice President and	February 27, 2009
Lyne B. Andrich	Chief Financial Officer
(Principal Financial Officer)

/s/ Troy Dumlao	Corporate Controller	February 27, 2009
Troy Dumlao	(Principal Accounting Officer)

/s/ Michael B. Burgamy	Director	February 27, 2009
Michael B. Burgamy

/s/ Morgan Gust	Director	February 27, 2009
Morgan Gust

/s/ Thomas M. Longust	Director	February 27, 2009
Thomas M. Longust

/s/ Evan Makovsky	Director	February 27, 2009
Evan Makovsky

/s/ Harold F. Mosanko	Director	February 27, 2009
Harold F. Mosanko

/s/ Douglas Polson	Director	February 27, 2009
Douglas Polson

/s/ Mary Rhinehart	Director	February 27, 2009
Mary Rhinehart

/s/ Noel N. Rothman	Director	February 27, 2009
Noel N. Rothman

Director
Timothy J. Travis

/s/ Mary Beth Vitale	Director	February 27, 2009
Mary Beth Vitale

Director
Mary M. White

EXHIBIT INDEX

Exhibit No.	Reference
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form SB-2/A, as filed on May 29, 1998)
4.2	Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K, as filed on March 23, 2001)
4.3

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed on August 14, 2002)

4.4

Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 8, 2005)

4.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of CoBiz Financial Inc., as amended, filed with the Colorado Secretary of State on December 17, 2008 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

4.6	Amended and Restated Bylaws of the Registrant (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed on December 18, 2006)
4.7	Form of Certificate for the Series B Preferred Stock (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).
4.8	Warrant issued on December 19, 2008 to Purchase 895,968 Shares of Common Stock (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).
4.9

Letter Agreement dated December 19, 2008, including the Securities Purchase Agreement — Standard Terms incorporated by reference therein, between CoBiz Financial Inc. and the United States Department of the Treasury (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

5	Opinion of Sherman & Howard L.L.C. *
12	Computation of Ratio of Earnings to Fixed Charges *
23.1	Consent of Sherman & Howard L.L.C. (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm *
24.1	Powers of Attorney (included on the signature page of this registration statement)

*           Filed herewith.